Exhibit 99.1

Wake Forest Bancshares, Inc.
302 S. Brooks Street
Wake Forest, North Carolina 27587

FOR IMMEDIATE RELEASE
	Contact:	Robert C. White, CEO
November 05, 2008		(919) 556-5146

Wake Forest Bancshares, Inc.
Announces Year End Results

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE.OB) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $1.0 million or $0.87 per share for the year ended September 30, 2008. Earnings for current quarter were $120,850 or $0.10 per share. The Company had previously reported earnings of $1.68 million ($1.45 per share) and $411,845 ($0.36 per share) for the year and quarter ended September 30, 2007.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that given the current economic environment and the sluggish housing market which has lingered throughout the year, the Company’s results were better than expected. He stated that the primary factor for the earnings decline when compared to the same periods a year earlier was a reduction in the Company’s net interest income. A significant portion of the Company’s loans and investments have variable rates and the portfolios react quickly to movements in the prime rate. The Federal Reserve lowered interest rates by 325 basis points during the past year and the Company’s loan and investment portfolios have adjusted more quickly to those rate movements than has the Company’s deposit base. The Company’s net interest margin was 2.95% for the year ended September 30, 2008 as compared to a margin of 3.98% a year earlier.

Current year earnings were also impacted by elevated charge-offs on foreclosed loans during the year. The Company provided additional loss provisions in the fourth quarter to bolster its loan loss reserves because the Company believes continued weakness in our local housing market has heightened risk to the Company’s construction loan portfolio. However, the Company has never originated sub-prime loans or invested in the types of questionable mortgage-backed securities that have precipitated massive write-downs throughout the financial services industries.

The nationwide decline in home sales has also affected the Company’s primary lending areas. As a high growth area, the relocation market represents a sizable portion of local real estate sales but has suffered recently because newcomers have been unable to sell their homes from other areas. The broader local real estate market has gradually slowed as inventories of new homes have increased, the uncertainty over the economy has grown, and numerous buyers have had difficulty obtaining financing. The slow-down in the Company’s real estate markets, while troublesome, has been less severe than that experienced in many other areas nationwide because local home prices never escalated to unsustainable levels.

The Company’s total assets, loans and deposits increased by $1.6 million, $2.7 million and $1.6 million, respectively, during the current year. Total assets of the Company amounted to $109.0 million at September 30, 2008. Total net loans receivable and deposits outstanding at September 30, 2008 amounted to $78.8 million and $87.2 million, respectively. Wake Forest Bancshares Inc.’s return on average assets was .93% for the current year.

The Company’s ratio of non-performing assets to total assets amounted to 1.04% at September 30, 2008. The Company added $305,000 in loss provisions and charged off $205,800 in loans against its loss allowances during the current year. The Company’s loan loss allowances amounted to approximately 1.61% of total loans outstanding at September 30, 2008.

The Company had previously announced that it had declared a quarterly dividend of $0.20 per share for shareholders of record as of September 30, 2008, payable on October 10, 2008. The current dividend represents the 50th consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares, Inc. has 1,157,510 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.